EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye Treasurer and Chief Financial Officer (336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES EARNINGS OF

$0.41 PER DILUTED SHARE FOR THE SECOND QUARTER OF 2003

Affirms 2003 Earnings Guidance and Establishes Guidance for the Third Quarter of 2003

THOMASVILLE, N.C. (July 24, 2003) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced record financial results for the second quarter and six months ended June 30, 2003. Revenue from operations was $163,817,000 for the second quarter, up 17.3% from $139,669,000 for the second quarter of 2002. Net income increased 49.3% to $6,509,000 from $4,361,000. Earnings per diluted share grew 17.1% for the latest quarter to $0.41 from $0.35 for the second quarter last year, on a 28.7% increase in weighted average diluted shares outstanding primarily due to the November 2002 stock offering. Old Dominion’s operating ratio improved to 92.6% for the second quarter of 2003 from 93.8% for the second quarter of 2002. All prior-period data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in June 2003.

For the first six months of 2003, revenue from operations increased 18.7% to $316,682,000 from $266,816,000 for the comparable period in 2002. Net income rose 62.9% to $10,756,000 from $6,603,000, and with a 28.6% increase in weighted average diluted shares outstanding, earnings per diluted share increased 26.4% to $0.67 from $0.53. The Company’s operating ratio improved to 93.4% for the first half of 2003 from 94.8% for the first six months last year.

“In a continued sluggish economic environment, Old Dominion produced earnings per diluted share at the high end of its guidance of $0.37 to $0.41 for the second quarter,” said Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion. “While shipment size in terms of weight per shipment stabilized during the second quarter after sequential declines through the first several months of 2003, our caution about the strength of the economic environment that colored our second-quarter guidance was justified and will continue to temper our short-term outlook.

“Consistent with the Company’s first-quarter results, we attribute Old Dominion’s revenue growth for the second quarter to several factors, including the expansion of our sales force, the continued improvement of our products and services, firmer pricing, our growing capabilities in providing single-source, comprehensive transportation services to many of our customers and the

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ODFL Reports Second-Quarter Earnings

July 24, 2003

positive impact of the September 2002 bankruptcy filing of Consolidated Freightways. Old Dominion produced 13.4% growth in LTL shipments for the quarter and a 10.1% increase in LTL tonnage, which resulted in a 3.0% decline in weight per LTL shipment. Our LTL revenue per LTL hundredweight increased 8.6% for the quarter, or 7.0% excluding the fuel surcharge. Our lower weight per LTL shipment and an increased average length of haul contributed to this pricing improvement.

“We produced substantial growth in revenue for the second quarter largely within our existing service center network, achieving significant operating leverage for the quarter. This leverage drove the improvement in our operating ratio for the second quarter – the seventh consecutive year-to-year quarterly improvement – and was primarily responsible for the improvement in our net profit margin to 4.0% for the quarter compared with 3.1% for the second quarter last year.

“Preparing for future growth, Old Dominion opened new service centers in Des Moines and Reno during the second quarter and acquired four larger centers, including a facility that is now our new breakbulk facility in Indianapolis. We also expect to initiate full-state coverage in three additional states during the third quarter, increasing the number of states within which we offer this attractive service to 27 of the 38 states in which we currently operate service centers. Furthermore, during the second half of 2003 we plan to open several additional services centers, which are primarily designed to improve leverage within our existing service center network.

“Based on these plans, our assessment of current and near-term business conditions and our performance for the first half of 2003, we affirm our previous guidance for earnings per diluted share for 2003 in a range of $1.67 to $1.73, adjusted for the three-for-two stock split we completed on June 16, 2003. We also establish guidance for earnings per diluted share for the third quarter of 2003 in a range of $0.53 to $0.58, compared with $0.51 per diluted share for the third quarter of 2002. This guidance for the third quarter assumes an increase in weighted average diluted shares outstanding over the third quarter 2002 of approximately 29%, primarily due to the November 2002 stock offering.”

Mr. Condon concluded, “We believe we are the leading LTL carrier with dual regional and inter-regional capabilities and we are confident that Old Dominion is well positioned to produce additional profitable growth. Our extensive service center infrastructure and nonunion workforce provide significant flexibility in scaling our business. At a time when customers are seeking to consolidate their transportation needs with fewer carriers, our continuous improvement of products and services has differentiated Old Dominion from other companies and increased our ability to provide single-source services to our customers. We have a deep and highly experienced management team implementing demonstrated growth strategies, and we have the financial strength to aggressively pursue internal and external growth opportunities arising in a consolidating industry.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.vcall.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through the end of

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ODFL Reports Second-Quarter Earnings

July 24, 2003

business on August 24, 2003. A telephonic replay will also be available through August 1, 2003, at 719-457-0820, Confirmation Number 527014.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (4) the availability and cost of fuel; (5) difficulty in attracting or retaining qualified drivers; (6) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury and workers’ compensation and the costs of insurance; (7) the Company’s significant ongoing cash requirements; (8) the availability and cost of new equipment; (9) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (10) seasonal trends in the industry, including the possibility of harsh weather conditions; (11) the Company’s dependence on key employees; (12) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (13) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one to four day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 38 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 24 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining 12 states, as well as Canada, Mexico and Puerto Rico.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended June 30,		% Chg.	Six Months Ended June 30,		% Chg.
	2003	2002		2003	2002
Revenue from operations	$163,817	$139,669	17.3%	$316,682	$266,816	18.7%
Operating income	$12,191	$8,678	40.5%	$20,857	$13,578	51.6%
Operating ratio	92.6%	93.8%		93.4%	94.8%
Net income	$6,509	$4,361	49.3%	$10,756	$6,603	62.9%
Basic and diluted earnings per share(1)	$0.41	$0.35	17.1%	$0.67	$0.53	26.4%
Weighted average shares outstanding(1)
Basic	16,042	12,475		16,033	12,472
Diluted	16,061	12,482		16,054	12,479

(1)	Adjusted to reflect a three-for-two stock split effective June 16, 2003.

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OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Second Quarter					Year To Date
	2003		2002		%Chg.	2003		2002		%Chg.
Revenue	$163,817	100.0%	$139,669	100.0%	17.3%	$316,682	100.0%	$266,816	100.0%	18.7%
Operating expenses:
Salaries, wages & benefits	97,127	59.3%	83,830	60.0%	15.9%	188,984	59.7%	162,591	60.9%	16.2%
Purchased transportation	4,860	3.0%	4,504	3.2%	7.9%	9,764	3.1%	8,840	3.3%	10.5%
Operating supplies & expenses	17,341	10.6%	13,694	9.8%	26.6%	35,499	11.2%	25,559	9.6%	38.9%
Depreciation & amortization	9,447	5.8%	7,741	5.5%	22.0%	18,132	5.7%	15,195	5.7%	19.3%
Building and office equipment rents	1,820	1.1%	1,904	1.4%	(4.4)%	3,587	1.1%	3,719	1.4%	(3.5)%
Operating taxes & licenses	6,531	4.0%	5,709	4.1%	14.4%	12,820	4.0%	11,154	4.2%	14.9%
Insurance & claims	4,924	3.0%	4,257	3.0%	15.7%	8,931	2.8%	8,218	3.1%	8.7%
Communications & utilities	2,513	1.5%	2,708	2.0%	(7.2)%	4,884	1.6%	5,110	1.9%	(4.4)%
General supplies & expenses	5,764	3.5%	5,256	3.8%	9.7%	11,138	3.5%	10,013	3.7%	11.2%
Miscellaneous expenses, net	1,299	0.8%	1,388	1.0%	(6.4)%	2,086	0.7%	2,659	1.0%	(21.5)%
Total operating expenses	151,626	92.6%	130,991	93.8%	15.8%	295,825	93.4%	253,058	94.8%	16.9%
Operating income	12,191	7.4%	8,678	6.2%	40.5%	20,857	6.6%	13,758	5.2%	51.6%
Other deductions:
Interest expense, net	1,564	0.9%	1,459	1.0%	7.2%	2,997	1.0%	2,780	1.0%	7.8%
Other expense, net	(132)	(0.1)%	70	0.1%	(288.6)%	82	0.0%	153	0.1%	(46.4)%
Income before income taxes	10,759	6.6%	7,149	5.1%	50.5%	17,778	5.6%	10,825	4.1%	64.2%
Provision for income taxes	4,250	2.6%	2,788	2.0%	52.4%	7,022	2.2%	4,222	1.6%	66.3%
Net income	$6,509	4.0%	$4,361	3.1%	49.3%	$10,756	3.4%	$6,603	2.5%	62.9%

Earnings per Share:
Basic and diluted	$0.41		$0.35			$0.67		$0.53
Weighted average outstanding shares:
Basic	16,042		12,475			16,033		12,472
Diluted	16,061		12,482			16,054		12,479

Basic & Diluted shares are restated for June 16, 2003 three-for-two stock split.

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OLD DOMINION FREIGHT LINE, INC.

	Second Quarter			Year To Date
Operating Statistics	2003	2002	%Chg.	2003	2002	%Chg.
( * In thousands)
Operating ratio	92.6%	93.8%	(1.3)%	93.4%	94.8%	(1.5)%
Intercity miles *	47,124	40,728	15.7%	90,358	77,526	16.6%
LTL tons *	545	495	10.1%	1,051	953	10.3%
Total tons *	746	691	8.0%	1,446	1,330	8.7%
LTL shipments *	1,072	945	13.4%	2,062	1,823	13.1%
Total shipments *	1,095	966	13.4%	2,105	1,863	13.0%
Percent LTL revenue	91.5%	91.1%	0.4%	91.5%	91.2%	0.3%
Revenue per intercity mile	$3.48	$3.43	1.5%	$3.50	$3.44	1.7%
LTL revenue per LTL hundredweight	$14.31	$13.18	8.6%	$14.36	$13.12	9.5%
LTL weight per LTL shipment	1,017	1,048	(3.0)%	1,020	1,045	(2.4)%
LTL revenue per LTL shipment	$145.53	$138.08	5.4%	$146.47	$137.18	6.8%
Average length of haul	930	903	3.0%	925	903	2.4%

Balance Sheets	June 30, 2003	December 31, 2002
(In thousands)
Current Assets	$93,870	$114,545
Net Property and Equipment	299,210	255,827
Other Assets	21,156	19,106

Total Assets	$414,236	$389,478

Current Maturities	$17,747	$11,139
Other Current Liabilities	56,924	51,991

Total Current Liabilities	74,671	63,130
Long Term Debt	82,589	82,084
Other Long Term Liabilities	41,819	40,701

Total Liabilities	199,079	185,915
Equity	215,157	203,563

Total Liabilities & Equity	$414,236	$389,478

Notes:	Financial and Operating data are unaudited

LTL is less than 10,000 lbs.